Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

September 21, 2009

BARCLAYS

Investor Solutions

Index List

ALPHA STRATEGIES

INDEX	ASSET CLASS	DESCRIPTION	INDEX TICKER
TrendSTAR+	Rates		BXIITSTP Index



130%
100%
70%
June 2007 to June 2009

The Barclays Capital TrendSTAR+ Index is a curve shape strategy that seeks to capture alpha from steepening and flattening trends in the USD yield curve, driven by Fed actions.

INDEX	ASSET CLASS	DESCRIPTION	INDEX TICKER
AIMS	Inflation		BXIIAIMS Index



130%
100%
70%
June 2007 to June 2009

Barclays Capital's Algorithmic Inflation Momentum Switching (AIMS) is a long/short TIPS strategy that seeks to capture inflation alpha by exploiting the large size mismatch between the nominal bond market versus TIPS market.

INDEX	ASSET CLASS	DESCRIPTION	INDEX TICKER
Atlantic Exceed	Rates		BXIIEXMA Index



120%
100%
70%
June 2007 to June 2009

The Barclays Capital Atlantic Exceed Index is a "curve roll-down" strategy that seeks to capture alpha from term premium evidenced in yield curves. It exploits the fact that the forwards tend to over-predict Libor.

INDEX	ASSET CLASS	DESCRIPTION	INDEX TICKER
PRISM	Rates		



130%
100%
70%
June 2007 to July 2009

The Barclays Capital PRISM Index is a multi-strategy comprising TrendSTAR+, AIMS and Atlantic Exceed. The PRISM methodology manages risk on an individual strategy level and on the portfolio level.

INDEX	ASSET CLASS	DESCRIPTION	INDEX TICKER
ICI	FX		BXIICIUS Index



105%
100%
70%
June 2007 to June 2009

The Barclays Capital Intelligent Carry Index™ (ICI) seeks to capture returns from the "carry trade" among the G10 currencies through interest rate differentials and "forward bias". The index is mean variance optimized, rebalanced monthly and constrained to a target volatility of 5%.

INDEX	ASSET CLASS	DESCRIPTION	INDEX TICKER
Trend	FX		BXIIATTU Index



110%
100%
70%
June 2007 to June 2009

The Barclays Capital Adaptive FX Trend Index™ attempts to capture alpha by identifying trends and trend reversals in the foreign exchange markets. The index takes long and short positions in G10 currencies based on the direction of trend and individual currency pair volatility. The index is rebalanced daily and has a target volatility of 5%.

INDEX	ASSET CLASS	DESCRIPTION	INDEX TICKER
Volatility	FX		BXIIAVUS Index



120%
100%
70%
June 2007 to June 2009

The Barclays Capital FX Volatility Index™ family consists of three indices that invest in FX volatility. Each index uses a different quantitative and systematic underlying strategy to suit different investor objectives. The indices are each composed of 12 cash-settled forward volatility agreements.

INDEX	ASSET CLASS	DESCRIPTION	INDEX TICKER

Convergence | FX | BXIIVTUS Index



120%
100%
70%
June 2007 to June 2009

The Barclays FX Value Convergence Index™ is designed to provide a tradable benchmark for FX Value investing. The index takes long and short positions in G10 currencies. The underlying portfolio rebalances on a monthly basis, taking long positions in currencies that appear undervalued against their PPP level, and short positions in overvalued currencies. The underlying portfolio targets a volatility of 5%.

Borrowing | FX | BXIIGBU Index



110%
100%
60%
June 2007 to June 2009

Barclays Capital's Borrowing Unit ™ Index is a family of synthetic currencies based on an optimized portfolio of the G10 currencies. Each unit is a funding currency that has been designed with the aim to provide a zero interest rate and low/negative currency appreciation and can be viewed in terms of a portfolio of currencies targeting an interest rate saving optimized each month to minimize portfolio volatility.

ComBATS | Commodities | LBC1ER Index



130%
100%
70%
June 2007 to June 2009

Barclays Capital ComBATS Index aims to produce a market-neutral alpha commodity strategy that exhibits stable returns and low volatility. The strategy takes a long position on a subset of commodities using the Pure Beta methodology and short position on the same dollar amount in the standard front month commodity indices.

ARISTO | Equities | BXIIARER Index



130%
100%
70%
June 2007 to June 2009

Barclays Capital ARISTO Index is a multi-strategy index that combines three separate quantitative investment strategies into a single package. ARISTO seeks to maximize risk-adjusted return by (1) combining market neutral, long short or absolute return strategies with low correlation to one another, and (2) integrating allocation optimization and volatility control features.

CORALS | Commodities | BXIICORT Index



150%
100%
70%
June 2007 to June 2009

The Barclays Capital CORALS Index is a unique long/short strategy that utilizes an innovative investment methodology to capture alpha in differing market cycles. The Strategy factors in demand in fundamental and technical attributes to forecast the expected performance of individual commodities.

Past results are not indicative of future performance. The historical information included in this free writing prospectus includes both actual historical and hypothetical historical information. The hypothetical historical information was prepared using hypothetical daily historical levels for each such index from June 30, 2007, to the launch date of such index, using the same objective criteria as is currently used for each such index, as well as actual observable data for the underlying components of each such index. Before making any investment decision, you should review the complete description of any such index, which will be provided to you in connection with an offering of notes by Barclays.

Disclaimer

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated February 10, 2009, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and any offering of notes. Buyers should rely upon the prospectus, prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details (including the risk factors relating to the offering). You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, any final pricing supplement and any free writing prospectus, if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Park Avenue-Attn: US InvSol Support, New York, NY 10166.

Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results will be achieved.

This document has been prepared by Barclays Capital, the investment banking division of Barclays Bank PLC ("Barclays"), for information purposes only and without regard to the particular needs of any specific recipient. All information is indicative only and may be amended, superseded or replaced by subsequent summaries and should not be considered as any advice whatsoever, including without limitation, legal, business, tax or other advice by Barclays.

Any offer or sale of a specific issuance of notes will only be made pursuant to a pricing supplement or free writing prospectus, which would include more complete descriptions of the risks associated with such notes. Investors should carefully read the detailed explanations of risks related to such notes, together with other information, that would be contained in the relevant pricing supplement or free writing prospectus, including but not limited to, information concerning the tax treatment of the investment, before investing. Furthermore, you should read this document together with the prospectus and the prospectus supplement, which Barclays Bank PLC has filed with the US Securities and Exchange Commission ("SEC"). You should carefully consider, among other things, the matters set forth in "Risk Factors" in the prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in any notes issued by Barclays Bank PLC.

Barclays does not guarantee the accuracy or completeness of information which is contained in this document and which is stated to have been obtained from or is based upon trade and statistical services or other third-party sources. Any data on past performance, modelling or back-testing contained herein is no indication as to future performance. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modelling or back-testing. All opinions and estimates are given as of the date hereof and are subject to change. The value of any investment may fluctuate as a result of market changes. The information in this document is not intended to predict actual results and no assurances are given with respect thereto.

"Barclays" and "Barclays Capital" are trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property of their respective owners.

Barclays Capital – the investment banking division of Barclays Bank PLC (US Securities Affiliate: Barclays Capital, Inc.). Registered in England 1026167. Registered Office: 1 Churchill Place, London E14 5HP. Authorized and regulated by FSA and member of the London Stock Exchange.

© 2009, Barclays Bank PLC (All rights reserved).

CSNY 9006335A

BARCLAYS

Investor Solutions

Index List

ENHANCED BETA STRATEGIES

INDEX	ASSET CLASS	DESCRIPTION	INDEX TICKER
Pure Beta	Commodities		LPP2ER Index
160% 100% 60% June 2007 to June 2009		The Barclays Capital Pure Beta methodology is constructed around the concept of calculating a more representative "spot" return for each commodity and then utilizing an objective framework to periodically identify and then invest in those commodity contracts along the first 12 months of the forward curve whose returns are most closely correlated to that "spot" return.	
GEMS	Emerging Markets/Currencies		BXIIGEM1 Index
130% 100% 70% June 2007 to June 2009		The Barclays Capital Global Emerging Markets Strategy (GEMS) Index™ enables investors to participate in the Emerging Market asset class and to potentially benefit from the high returns and low levels of volatility. The GEMS Strategy is based on investing in synthetic one-month money market deposits across 15 diversified Emerging Markets currencies.	
Dollar Diversification	FX		BFXIDSEU Index
120% 100% 70% June 2007 to June 2009		The Barclays Capital Trade-Weighted Dollar Diversification Index™ aims to provide investors with the opportunity to establish a short position in the USD versus a long position in a Trade-Weighted Basket. The Trade-Weighted Basket consists of ten currencies selected from the leading trading partners of the United States.	
BGCI	Commodities		BXIIGCUT Index
250% 100% 0% October 2006 to June 2009		The Barclays Capital Global Carbon Index (BGCI) measures the performance of the most liquid carbon-related credit plans and is designed to be an industry benchmark for carbon investors. Each plan included in the index is represented by the most liquid instrument available in the marketplace. The index expects to incorporate new plans as they develop around the world.	
BUPI	Commodities		BXIIPU9T Index
250% 100% 0% December 2004 to June 2009		Barclays Capital US Power Index (BUPI) offers investors the opportunity to invest directly in US power prices. "BUPI Prompt" captures market moves due to near-term supply shortage or surplus, together with weather and fuel price trends, in order to express a short-term tactical view on the US Power market. "BUPI Forward" captures overall market supply and demand of power plant capacity and power infrastructure over the long-term in order to express a long-term strategic view on the US Power market.

INDEX	ASSET CLASS	DESCRIPTION	INDEX TICKER
QBES	Equities		BXIIQBES Index



120%
100%
70%
June 2007 to June 2009

The QBES™ strategy takes a long position in an "earnings surprise" portfolio and a short position in the S&P 500 TR Index. Each month, the S&P 500 universe is run through a fundamentals metric filter that screens for cash flow, book to price, and earnings yield. The top two-thirds are then ranked by their earnings surprise (the amount that their EPS was above analyst estimates). The top 25 ranked comprise the "earnings surprise" portfolio for that month.

INDEX	ASSET CLASS	DESCRIPTION	INDEX TICKER
TOM	Equities		BXIIUSLT Index



110%
100%
70%
June 2007 to June 2009

The Barclays Capital Turn of the Month (TOM™) Index aims to outperform a given equity benchmark by investing in the index at historically significant times. The TOM™ strategy invests in a single equity index three business days before each month and closes its position three business days after the same month – end.

Past results are not indicative of future performance. The historical information included in this free writing prospectus includes both actual historical and hypothetical historical information. The hypothetical historical information was prepared using hypothetical daily historical levels for each such index from June 30, 2007, to the launch date of such index, using the same objective criteria as is currently used for each such index, as well as actual observable data for the underlying components of each such index. Before making any investment decision, you should review the complete description of any such index, which will be provided to you in connection with an offering of notes by Barclays.

Disclaimer

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated February 10, 2009, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and any offering of notes. Buyers should rely upon the prospectus, prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details (including the risk factors relating to the offering). You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, any final pricing supplement and any free writing prospectus, if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Park Avenue-Attn: US InvSol Support, New York, NY 10166.

Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results will be achieved.

This document has been prepared by Barclays Capital, the investment banking division of Barclays Bank PLC ("Barclays"), for information purposes only and without regard to the particular needs of any specific recipient. All information is indicative only and may be amended, superseded or replaced by subsequent summaries and should not be considered as any advice whatsoever, including without limitation, legal, business, tax or other advice by Barclays.

Any offer or sale of a specific issuance of notes will only be made pursuant to a pricing supplement or free writing prospectus, which would include more complete descriptions of the risks associated with such notes. Investors should carefully read the detailed explanations of risks related to such notes, together with other information, that would be contained in the relevant pricing supplement or free writing prospectus, including but not limited to, information concerning the tax treatment of the investment, before investing. Furthermore, you should read this document together with the prospectus and the prospectus supplement, which Barclays Bank PLC has filed with the US Securities and Exchange Commission ("SEC"). You should carefully consider, among other things, the matters set forth in "Risk Factors" in the prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in any notes issued by Barclays Bank PLC.

Barclays does not guarantee the accuracy or completeness of information which is contained in this document and which is stated to have been obtained from or is based upon trade and statistical services or other third-party sources. Any data on past performance, modelling or back-testing contained herein is no indication as to future performance. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modelling or back-testing. All opinions and estimates are given as of the date hereof and are subject to change. The value of any investment may fluctuate as a result of market changes. The information in this document is not intended to predict actual results and no assurances are given with respect thereto.

"Barclays" and "Barclays Capital" are trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property of their respective owners.

Barclays Capital – the investment banking division of Barclays Bank PLC (US Securities Affiliate: Barclays Capital, Inc.); Registered in England 1026167. Registered Office: 1 Churchill Place, London E14 5HP; Authorized and regulated by FSA and member of the London Stock Exchange.

© 2009, Barclays Bank PLC (All rights reserved).

CSNY 9006335B